Exhibit 6.2

[CITYFUNDS I] COVENANT AGREEMENT

This Covenant Agreement (the “Covenant Agreement”, or Agreement”) is dated as of _________________(the “Effective Date”) by and between __________________ (“Owner”) and Nada Homeshares LLC (“Option Holder”) and has been entered into by the parties pursuant to the Cityfunds I Homeowner Agreement (“Homeowner Agreement”) dated as of the Effective Date by and between the Owner and the Option Holder pursuant to which, inter alia, the Owner has granted to the Option Holder certain rights and interests in the property identified in Exhibit A to the Homeowner Agreement (the “Property”) and evidences certain representations, warranties, duties and covenants of Owner and the Option Holder in connection with the transactions contemplated by the Homeowners Agreement. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in (a) the Homeowner Agreement, (b) the Mortgage to the Property granted to the Option Holder pursuant to the Homeowner Agreement which has been recorded in the county where the Property is located (“Mortgage”). This Covenant Agreement, together with the Homeowner Agreement and the Mortgage are referred to herein collectively as the (“Homeowner Documents”).

1.	CERTAIN DEFINED TERMS

1.1.	As used in the Homeowner Documents, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

1.1.1.	“Permitted Encumbrances” means all licenses, easements, equitable servitudes, public bond obligations, and other conditions, covenants, restrictions and rights to which the Property is subject at the time the Homeowner Agreement becomes effective: (i) that are stated as exceptions on the title report issued as of the date the Homeowner Agreement becomes effective, or (ii) to which Option Holder has expressly agreed in writing that the Property will remain subject. “Permitted Encumbrances” do not include any Senior Loans, Senior Liens, or any other liens that secure the payment of any loans or the performance of any obligations owed to any creditor.

1.1.2.	“Permitted Secured Loan Amount” has the meaning specified in the Homeowner Agreement.

1.1.3.	“Permitted Senior Liens” means a perfected lien upon the Property securing Permitted Senior Loans that was approved in writing by the Option Holder upon the Option Holder’s execution of the Homeowner Agreement.

1.1.4.	“Senior Liens” means Liens arising from Senior Loans.

1.1.5.	“Senior Loans” means loans secured by a mortgage lien on the Property which is senior to the lien of the Mortgage on the Property.

1.1.6.	“Principal Residence” means the residence identified as such by the Owner, provided that the Owner shall be deemed not to meet this requirement if no Owner is using the Property as living and sleeping quarters for 60 or more consecutive days, or for a total of 180 days out of any 365-day period

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

2.	REPRESENTATIONS AND WARRANTIES

2.1	Ownership and Title.

2.1.1	Owner is the owner of the Property and has marketable and insurable absolute title to the Property, free of any other claims, restrictions, leases, liens and other encumbrances or interests against the title, other than Permitted Encumbrances and Permitted Senior Liens,

2.1.2	Owner will occupy the Property as Owner’s Principal Residence throughout the Term.

2.1.3	Owner has full capacity to enter into the Homeowner Documents and, upon execution and delivery, the Homeowner Documents constitute a legal, valid and binding agreements and obligations of Owner.

2.1.4	Owner is a natural person with the legal power, right and authority to grant the Option, to enter into the Homeowner Documents and to consummate all transactions contemplated therein.

2.2	No Lawsuits, Claims, Foreclosures, Or Violations; Property Defects and Conditions.

2.2.1	To the best of Owner’s knowledge, after due and diligent inquiry, there is no litigation or arbitration pending or threatened against Owner or the Property that might adversely affect the value of the Property or the ability of Owner to perform Owner’s obligations under the Homeowner Documents.

2.2.2	To the best of Owner’s knowledge, after due and diligent inquiry, there is no foreclosure, notice of default, notice of sale, condemnation, environmental, zoning, or land-use regulation proceeding; or any material lawsuit, tax claim, special assessment, or other dispute, present or threatened, which could affect the use or value of the Property. Owner shall notify the Option Holder immediately of any such proceedings of which Owner becomes aware.

2.2.3	To the best of Owner’s knowledge, after due and diligent inquiry, there are no operations or activities up on, or present or proposed use or occupancy of the Property or portion thereof, that are not or will not be fully compliant with all state, federal and local laws, zoning ordinances, and regulations.

2.2.4	There are no material defects or conditions on or affecting the Property or title to the Property undisclosed to the Option Holder which are now known to or could reasonably be discovered by Owner, which if later disclosed or discovered, could affect the future use or value of the Property.

2.3	No Reliance on the Option Holder.

2.3.1	Owner understands and acknowledges that granting the Option Holder the Option and entering into the Homeowner Documents can have significant tax, financial and estate planning consequences.

2.3.2	In granting the Option and entering into the Homeowner Agreement, Owner is not relying on any information or representation by the Option Holder, its agents, its affiliates, or any of their officers, employees or agents, regarding (a) the value of the Property; (b) the advisability of Owner’s entering into the Homeowner Documents or any transaction contemplated thereunder; or (c) the tax implications and consequences of entering into the Homeowner Agreement or any transactions contemplated thereunder. Owner has made, and will make, Owner’s own investigation and seek independent advice regarding the foregoing matters.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

2.4	Information with respect to Residents Not On Title.

2.4.1	Owner has identified and obtained the signatures of all person occupying the Property other than the Owner on the Notice and Acknowledgment Regarding Co-Occupants Who Are Not Signatories to the Homeowner Agreement (“Non-Owner Occupant Disclosure”) in the form attached hereto as Exhibit __.

2.4.2	Owner must make, and advise all Non-Owner Occupants to make, independent investigation regarding the legal and financial effect of the Homeowner Documents upon the sale of the Property, the end of the Term, or following the occurrence and continuance of an Event of Default hereunder. If any additional adult person not on record title commences to occupy the Property during the Term, Owner must promptly notify the Option Holder and deliver to the Option Holder a complete and revised Non-Owner Occupant Disclosure, together with any related documents required pursuant to Section [19] of the Mortgage..

2.5	Information Supplied by Owner; Financial Condition of Owner. All financial and other documentation and other information Owner has provided to the Option Holder in connection with the execution and delivery of the Homeowner Documents is truthful, complete, not misleading, and fairly and accurately reflects the financial condition of Owner and the condition of the Property as of the date supplied, as of the date of Owner’s execution of the Homeowner Documents, and as of the Effective Date. There has been no material change in Owner’s financial condition or the condition of the Property since Owner’s application to the Option Holder.

2.6	Continuing Obligations. Owner is making the representations and warranties herein to induce the Option Holder to enter into the Homeowner Documents. All representations and warranties given, and instruments delivered by Owner in connection with the Homeowner Documents (including Owner’s application to enter into the Homeowner Documents) are both true and correct at the time given, at the time of execution of the Homeowner Documents and as of the Effective Date, and Owner must promptly notify the Option Holder during the Term if any representation or warranty Owner has made hereunder or under any other Homeowner Document ceases to be materially accurate or true. The Option Holder’s right to rely on the truth, accuracy and completeness of such representations, warranties and covenants shall survive the Term.

2.7	Conflict. Owner’s execution and delivery of the Homeowner Documents, the incurrence of its obligations, the consummation of the transactions it contemplates, and Owner’s compliance with its terms, will not conflict with, or result in a breach of, or constitute a default under, any note, mortgage, deed of trust, loan, agreement, lease, indenture, evidence of indebtedness, or other agreement or instrument to which Owner is a party or by which any portion of the Property may be bound.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.	COVENANTS AND AGREEMENTS

3.1	Maintenance and Repair; Deferred Maintenance Adjustment.

3.1.1 Owner shall: (i) maintain the Property in good condition; (ii) prevent any waste, deterioration or decrease in value due to the Property’s condition (ordinary wear and tear excepted); (iii) periodically perform such repairs and replacements as are customary and reasonable for similar properties in similar locations; and (iv) ensure that any operations or activities up on, or use or occupancy of, the Property or any portion of the Property will be in compliance with all state, federal and local laws and regulations, including, without limitation, any applicable laws requiring flood, earthquake or other specific hazard insurance.

3.1.2 In no event shall Owner permit the Property to deteriorate such that its condition shall be worse than its condition as of the Effective Date and as further described in the inspection, appraisal and other third party reports prepared in connection with the origination of the Homeowner Agreement, ordinary wear and tear excepted.

3.1.3 Owner shall not be entitled to any credit, offset or compensation for ordinary maintenance, repairs or replacement that maintain the condition and value of the Property.

3.1.4 To the extent that any material damage to the Property occurs, including, without limitation, from fire, flood, earthquake, hurricane or other natural disaster, Owner shall promptly repair such damage subject only to the provisions of this Agreement regarding the disposition and use of insurance proceeds. The Option Holder shall not be obligated to contribute toward, or be responsible for any portion of, the cost of any such repair.

3.1.5 The aggregate amount of all costs and expenses arising as a result of the Owner’s failure to comply with the foregoing maintenance obligations shall constitute the “Deferred Maintenance Adjustment”.

3.2	Occupancy and Use of Property.

3.2.1 Principal Residence. Unless the Option Holder consents otherwise in writing, in its reasonable discretion, at least one Owner shall occupy the Property as Owner’s Principal Residence. If Owner does not give such notice, obtain consent, or make such arrangements, an Event of Default will be considered to have occurred on the last day of any 60-day period during which Owner does not occupy the Property as Owner’s Principal Residence.

3.2.1 Prohibited Use. Owner must not (i) use the Property in any way other than as a residential property; (ii) rent all or any portion of the Property except with the Option Holder’s express written consent in its reasonable discretion; or (iii) use or permit the use of the Property for any commercial use, with the exception of a “home office” in compliance with applicable U.S. tax regulations. Owner shall take all reasonable and practical action to prevent the conversion or zoning of the Property for commercial or mixed use (“Prohibited Use(s)”).

3.2.2 Owner Right of Occupancy. Owner shall enjoy sole right of occupancy of the Property under the Homeowner Agreement as an owner and not as a tenant or lessee, whether or not the Option Holder has exercised the Option, subject to the limited rights of entry and rights of repair of the Option Holder following Owner Event of Default. Owner’s right of occupancy shall be effective only so long as Owner (i) does not transfer or attempt to transfer the Property except as permitted under the Homeowner Documents, and (ii) occupies the Property as provided in the Homeowner Documents. Owner’s right of sole occupancy is not transferable by Owner except as part of a sale expressly permitted pursuant to the Homeowner Documents, or as otherwise approved in writing by the Option Holder.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.3	Taxes and Assessments.

3.3.1 Owner shall promptly pay all taxes and assessments accruing on the Property, except for taxes or assessments that are in good faith dispute and that Owner is diligently challenging; provided that upon final discharge of any such challenge, Owner shall pay the disputed amount promptly. During the pendency of any such challenge, Owner shall, within 10 days following the Option Holder’s written demand therefor, provide the Option Holder adequate proof of funds sufficient to satisfy such taxes and assessments in the event Owner’s challenge is unsuccessful.

3.3.2 Owner shall provide the Option Holder with proof of payment of taxes or assessments upon request. Owner shall not apply for any deferral of taxes or assessments accruing on the Property or any deferral available to senior citizens, if applicable. If Owner fails to pay any taxes or assessments other than those in good faith dispute, the Option Holder, in its reasonable discretion, may pay such taxes or assessments at Owner’s expense as Protective Expenditures.

3.3.3 Owner shall be entitled to the full benefit of any and all tax advantages arising in relation to the Property, including, without limitation, all available deductions for taxes and mortgage interest paid by Owner.

3.4	Protective Expenditures.

3.4.1 If Owner fails to take action to protect the Property and the rights of the Option Holder, the Option Holder may take such action and pay such money as the Option Holder deems appropriate in its reasonable discretion, upon 10 days’ written notice to Owner, to correct Owner’s failure including, without limitation: the placement of insurance; the payment of Appraisals or for inspections of the Property; the payment of taxes, assessments, levies, liabilities, obligations and other charges of every nature on the Property; the making of necessary repairs; the cure of any defaulted loans; or the removal of a receiver appointed for the Property. All such amounts paid by the Option Holder (including, without limitation, Attorneys’ Fees incurred in litigation or arbitration with parties other than Owner) shall be deemed “Protective Expenditures.” Prior notice from the Option Holder is not required if the Homeowner Agreement expressly so provides, or when the Option Holder, in its reasonable discretion, determines that prompt action is necessary in order to protect the Property and the rights of the Option Holder.

3.4.2 The Option Holder may, in its reasonable discretion, demand prompt reimbursement for any and all Protective Expenditures. Owner shall reimburse the Option Holder no later than 10 days after demand. Subject to applicable law, Protective Expenditures not reimbursed when due shall result in the assessment of a penalty equal to one percent per annum (1%) from the date of demand until paid in full. These charges are intended to be a reasonable liquidated estimate of those sums which the Option Holder could be obliged to obtain and expend in the event appropriate corrective action(s) are not taken to protect the Property, which sums and costs are not readily ascertainable, and will be difficult to predict or calculate.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.5	Notices; Additional Information.

3.5.1 Owner shall immediately provide the Option Holder with notice of any event that may have a material effect upon the Property, the value of the Property, or the Option Holder’s ability to exercise any of the Option Holder’s rights hereunder, including, without limitation (i) Owner’s failure to meet any condition or covenant set forth in the Homeowner Documents; (ii) the death or divorce of any Owner; (iii) Owner’s decision to market, sell, or transfer the Property or any interest in the Property; (iv) the discovery of any lien or adverse possessory interest in the Property not previously disclosed in writing to the Option Holder, whether or not recorded or recordable; (v) the filing of any bankruptcy by or against Owner; (vi) any material damage or injury to the Property; (vii) Owner’s receipt of any notice of condemnation; (viii) Owner’s receipt of any solicited or unsolicited written offer to purchase the Property; (ix) a representation or warranty made under the Homeowner Documents becomes inaccurate or untrue; or (x) the occurrence of any other event that might have a material adverse effect on the Property, the value of the Property, Owner’s interest in the Property, or the Option Holder’s rights under the Homeowner Documents.

3.5.2 Additional Information. Owner will provide to the Option Holder such reports and information available to Owner concerning the Property and any modifications to the Property as the Option Holder may reasonably request and will promptly complete and return any Property questionnaire or similar form that the Option Holder provides to Owner from time to time. If Owner fails to complete or return any such Property survey or certification within the time frame requested by the Option Holder, Owner shall pay for any Property inspection, appraisal, or other report that the Option Holder obtains in order to collect the information that would have been provided therein. If Owner fails to pay any such amounts, the Option Holder, in its reasonable discretion, may make any and all such payments as Protective Expenditures.

3.6	Inspections and Disclosures of Condition.

3.6.1 Owner agrees that the Option Holder or its agents may upon reasonable notice, make reasonable inspections of both the interior and exterior of the Property both as a condition of entering into, and from time to time during the Term of, the Homeowner Documents. Owner agrees to cooperate in setting the time and allowing entry for any such inspection. If the Option Holder is not permitted to timely inspect the Property it shall be deemed that Owner has failed to maintain and repair the Property as required under this Agreement, subject to Owner’s right to cure within a reasonable time.

3.6.2 The Option Holder may require written disclosures from Owner from time to time during the Term of the Homeowner Documents, regarding any conditions known to Owner which may affect the Property or its value.

3.6.3 When, either at origination of the Homeowner Agreement or during its Term, the Option Holder determines that any significant material defect or condition exists in or on the Property which, if not remedied promptly or within a reasonable time, poses clear and serious risks to the Property improvements or Property value, the Option Holder may: (i) require that Owner promptly remedy such defect or condition at Owner’s expense; (ii) note the defect or condition and require that it be remedied at Owner’s expense upon Option exercise or other termination or expiration of the Homeowner Agreement; or (iii) note the defect or condition and require that the cost of remedy or repair be applied as a component of Deferred Maintenance Adjustment to the Ending Agreed Value whenever a determination thereof is made.

3.6.4 The Option Holder shall have no liability to Owner or to any third party for, and Owner hereby holds the Option Holder harmless from, any and all loss or liability resulting from or in connection with any defect or condition on or affecting the Property, whether known or unknown, and the Option Holder’s interest in and liability in regard to the Property shall not be construed as that of a record title owner or occupant of, the Property, except as may be expressly provided otherwise under the Homeowner Documents.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.7	Right to Disclose Certain Information. Subject to applicable laws, the Option Holder may share certain personal and financial information with regard to the Homeowner Documents with affiliates, subsidiaries, investors, assignees and Persons with which it intends to conduct business, including, without limitation, the address and general location of the Property, appraisal reports and other valuations of the Property, and the financial terms of the Homeowner Agreement.

3.8	Insurance.

3.8.1 General Coverage Requirements. Owner shall maintain, at Owner’s expense: (i) insurance on the Property against fire and other hazards included in the special form (HO-3) policy (and similar successor forms) with only those exclusions customarily associated with special form policies, and exceptions to those exclusions for ensuing loss, as well as insurance against any other hazards, including flood hazards, for which the Option Holder may from time to time reasonably require insurance and which insurance is common for similar properties in similar locations; and (ii) liability insurance on the Property against such risks and in such amounts as are reasonable for similar properties in similar locations. Such insurance may be obtained from any insurance company reasonably acceptable to the Option Holder and shall be in amounts and include terms (including deductible levels) as the Option Holder may from time to time reasonably require. Currently, the Option Holder requires hazard insurance in an amount equal to the current replacement cost of the improvements on the Property, including law and ordinance coverage (which amounts shall be increased not less frequently than annually as the replacement cost of the improvements increases). The Option Holder shall be named as an additional named insured or as otherwise directed by the Option Holder under all hazard and liability insurance policies obtained by Owner, whether or not such policies are required by the Option Holder.

3.8.2  Copies And Proceeds. Copies of all insurance policies shall be furnished to the Option Holder promptly upon issuance, and Owner shall provide the Option Holder with proof of coverage upon request.

3.8.3  Failure To Maintain. If Owner fails to maintain or obtain the insurance coverage required, the Option Holder, at Owner’s expense, may, but is not obligated to, obtain such coverage on the Property as the Option Holder may deem necessary and appropriate to protect the Option Holder’s rights in the Property. All such expenses paid by the Option Holder shall be deemed to be Protective Expenditures. Owner acknowledges that the cost of the insurance coverage so obtained might significantly exceed the cost of insurance that Owner could have obtained and may not protect Owner or cover Owner’s personal property to the same extent as any policy Owner might have had or could have obtained.

3.8.4  Owner To Cooperate. Owner agrees to allow the Option Holder to cooperate with Owner in the pursuit, settlement, and adjustment of any losses under any hazard and liability policies obtained by Owner, and expressly authorizes the Option Holder to communicate directly with all such insurance companies for the purposes of ensuring the maintenance of policies, the coverage and the reimbursement of losses thereunder.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.8.5  Property Destruction Or Damage. Subject to Owner’s obligations and the corresponding requirements in connection with any Senior Loan:

3.8.5.1  Repair and Restoration. Insurance proceeds shall be applied as follows (whether the underlying insurance is required by the Option Holder or not): if the Property is destroyed or damaged in any material manner, any and all insurance proceeds shall be applied to restore or repair the Property to at least the same condition and characteristics as of the time immediately preceding such destruction or damage, subject to all applicable local ordinances; provided that the Option Holder shall have the right to prior review of any restoration or repair plans and to determine, in good faith, whether the restoration or repair plans are economically feasible; and to the extent not deemed economically feasible, to disapprove such restoration or repair plans.

3.8.5.2   Right to Retain Insurance Proceeds Pending Completion of Work. During any repair or restoration, to ensure that the work is performed to the Option Holder’s satisfaction, subject to any superseding requirements pursuant to the documentation with respect to the Permitted Senior Liens, the Option Holder shall have the right to hold any and all insurance proceeds and release such funds to the Person or Persons performing the repair and restoration work in one or more progress payments as the work is completed. Owner is responsible to assure that any repair or restoration work is properly completed and performed in an adequate and workman-like manner, and in no way impairs or threatens to impair the structural integrity, habitability or value of the Property. To the extent any governmental approvals or permits are required for such repair or restoration work, Owner is responsible and shall assure that such governmental approvals or permits are obtained. Unless applicable law requires interest to be paid on such insurance proceeds or a written agreement to that effect is made by the parties, the Option Holder shall not be required to pay Owner any interest or earnings on such proceeds. If the Property is repaired, it must be restored to the same condition and characteristics as of the time immediately preceding such destruction or damage, subject to all applicable local ordinances; and, regardless of whether the insurance proceeds are sufficient to accomplish such repair, and shall have no responsibility or obligation to pay any amount in connection with the restoration or repair of the Property, even if the insurance proceeds are insufficient to complete the restoration or repair, in which case Owner shall be responsible for any shortfall.

3.8.5.3  Allocation Where Repair Not Feasible. If any loss occurs in connection with the Property, and restoration or repair is not economically feasible, the value of the Property as it existed immediately prior to the destruction or damage shall be determined by Appraisal, or if valuing the Property by Appraisal is not possible due to the destruction or damage, by some other reasonable, customary and appropriate process based on an expert third party opinion obtained by the Option Holder. Any and all insurance proceeds, whether or not the underlying insurance was required by the Option Holder, will be allocated in the following order:

3.8.5.3.1 to payment (or reimbursement) of reasonable costs and expenses (including, without limitation, Attorneys’ Fees that have been approved by the Option Holder in its reasonable discretion) reasonably incurred by Owner and/or the Option Holder in collecting and contesting with the insurers the payments under the relevant insurance policies;

3.8.5.3.2 to payment of all Senior Loans, which payment may result in the discharge of the related Senior Liens;

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.8.5.3.3 to the Option Holder, in an amount equivalent to the Option Holder’s Investment Interest as it would have been calculated had the Option Holder exercised its Option immediately before the loss; and

3.8.5.3.4 to Owner, the balance of the proceeds.

3.8.6  Special Measure Of Damages Where Owner Has Failed To Insure. Owner and the Option Holder agree that, in the event Owner fails to maintain insurance in amounts required by the Option Holder pursuant to this Section 3.9, and/or any insurance claim is denied due to Owner’s action or inaction, there may be added economic burden and risk imposed on the Option Holder, and resulting damages may be uncertain, depend on many factors, and be extremely difficult to ascertain. In the event of loss to the Option Holder resulting directly from Owner’s failure to maintain insurance or obtain a claim, Owner and the Option Holder therefore agree that the Option Holder shall be entitled to a special measure of liquidated damages (“Special Damages For Failure To Insure”) in the amount of the Option Holder’s Investment Interest as it would have been calculated had the Option Holder exercised its Option immediately before the loss, but without credit of the balance of the purchase price (the “Purchase Price Balance”) to Owner.

3.9	Condemnation. Subject to Owner’s obligations and the corresponding requirements in connection with any Senior Loan:

3.9.1  Total Condemnation Or Partial Condemnation When The Option Has Been Exercised. If the Property is condemned, in whole, or in part when the Option has been exercised, all condemnation proceeds net of reasonable costs and expenses (including, without limitation, Attorneys’ Fees approved by the Option Holder) incurred by Owner and/or the Option Holder in collecting and contesting the condemnation proceeds (such amount, the “Net Condemnation Proceeds”) shall be allocated in the following order:

3.9.1.1 to payment of all Senior Loans, which payment may result in the discharge of the related Senior Liens;

3.9.1.2 to the Option Holder, an amount equivalent to the Option Holder’s Investment Interest as it would have been calculated immediately prior to the condemnation; and

3.9.1.3 to Owner, the balance of the proceeds.

3.9.2  Partial Condemnation When The Option Has Not Been Exercised. If the Property is condemned in part, and if the Option has not been exercised, the following provisions shall apply:

3.9.2.1 The Net Condemnation Proceeds shall be used, first, to pay all Senior Loans, provided that such payment may result in the discharge of the related Senior Liens;

3.9.2.2 Any remaining Net Condemnation Proceeds shall be distributed as follows:

3.9.2.2.1 First, to the Option Holder, an amount equal to the total of (1) any unreimbursed Protective Expenditures, including any associated unpaid interest and other fees and charges; and

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.9.2.2.2 Second, to Owner, the balance of the proceeds; and

3.9.2.3 For all remaining calculations to be made under the Homeowner Agreement in connection with any Option exercise, including an orderly sale (as such term is commonly used in the residential real estate market, an “Orderly Sale”) , the Purchase Price Balance shall be reduced by the Net Condemnation Proceeds multiplied by the Option Holder Percentage Interest (such amount, the “Option Holder Condemnation Credit”).

3.9.3  Reservation of Rights. In the case of a partial condemnation, the Option Holder shall retain its rights with respect to any Property that has not been condemned.

3.10	Environmental Matters.

3.10.1  Environmental Prohibitions. Owner shall not, and shall not allow others to, perform any activities upon, or use or occupy the Property, or any portion of the Property, in any manner that violates any state, federal or local law or regulation, including, without limitation, those relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (accidental or intentional) of any toxic or hazardous substances, materials or wastes, including, but not limited to hydrocarbons, asbestos, or any other substance whose nature or quantity, use, manufacture, disposal, or effect, renders it subject to public regulation, investigation, remediation or removal as potentially injurious to the environment, animals or the public health or welfare (“Hazardous Materials”).

3.10.2  Environmental Representations. Owner represents and warrants to the Option Holder, that Owner has no knowledge of or information concerning any violation or claim of violation of laws or regulations relating to the generation, handling, manufacturing, treatment, storage, use, transportation, spillage, leakage, dumping, discharge or disposal (whether accidental or intentional) of any Hazardous Materials in connection with the Property. Owner has no knowledge of any Hazardous Materials on, in, or in the vicinity of the Property.

3.10.3  Environmental Indemnity. Owner will indemnify and hold the Option Holder harmless from and against any and all claims, damages, liabilities, actions and expenses (including, without limitation, Attorneys’ Fees) of every kind arising out of or relating to: (i) Owner’s breach of this Section 3.10 or (ii) the presence of any Hazardous Materials on, in, or in the vicinity of the Property.

3.11	Permitted Senior Loan Amount and Related Obligations.

3.11.1  Limitation on Debt Associated with the Property.

3.11.1.1 Permitted Secured Loan Amount. Without Option Holder’s express written approval in its reasonable discretion, Owner may not at any time increase, or permit the increase of, the total principal balance of loans secured by liens on the Property (including the unused portion of any committed credit line) to exceed the Permitted Secured Loan Debt Amount specified in the Homeowner Agreement.

3.11.1.2 Application for Approval of Additional Authorized Debt. Owners are encouraged to contact the Option Holder in the event that they would like to explore a modification of the amount of the Permitted Secured Loan Debt Amount.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

3.12	Free of Liens. Owner shall at all times keep the Property free of any and all liens and title exceptions (including easements), except for: (i) Permitted Senior Liens; and (ii) Permitted Encumbrances.

3.13	Cure of Defaulted Loans. To the extent that there is a default under any loan or other obligation secured by a lien on the Property; or notice of default or notice of sale or foreclosure upon, or enforcement of, a lien on the Property, Owner shall take immediate action (upon or without notice or demand from the Option Holder) necessary to: (i) terminate such foreclosure or enforcement, (ii) satisfy the secured obligation, and/or (iii) remove or release such lien from the Property. Whether or not Owner takes such immediate action, the Option Holder may take such action as it deems necessary to protect the Option Holder’s rights hereunder including, without limitation, advance of funds as Protective Expenditures, and pursuit of any and all remedies set forth in Section 5 of this Agreement, or in the Mortgage.

4.	APPRAISAL REQUIREMENTS; DETERMINATION OF ENDING AGREED VALUE

4.1	Appraisal. The process of valuation of the Property by appraisal and any and all appraisals of the Property obtained by either party in connection with the Homeowner Documents (“Appraisal”) must conform to this Section 4.1.

(a)	Appraiser. All Appraisals shall be conducted by an appraiser approved in advance by the Option Holder and unaffiliated with either the Option Holder or Owner, and who satisfies the requirements of Fannie Mae, Freddie Mac or FHA and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, and any applicable state laws, as of the date of the Appraisal, and in compliance with the Uniform Standards of Professional Appraisal Practice.

(b)	Appraisals. All Appraisals must conform to the Option Holder’s then-current Appraisal requirements. Either party may obtain one or more Appraisals of the Property at any time upon reasonable notice to the other party. Owner and the Option Holder shall each fully and reasonably cooperate at their own expense in connection with any Appraisal ordered on the Property. Owner will cooperate with the appraiser by granting full access to the Property and by making available any and all relevant documentation and information in Owner’s possession pertaining to, including but not limited to plat maps, surveys, plans, tax or assessor’s records, and any other documentation concerning encroachments, dimensions, measurements, setbacks, uses of and modifications to the Property.

(c)	Appraisal Review. If either party concludes that an Appraisal contains a material omission or material error of fact, such party may, within 10 days after receipt of the Appraisal, request a reconsideration of the Appraisal, as allowed by applicable law, at the party’s own cost.

4.1.4 Ending Agreed Value. The term “Ending Agreed Value” as used in the Homeowner Documents, means the valuation of the Property in connection with the exercise by the Option Holder of any Option, or in connection with a proposed sale or other transfer of the Property, as adjusted in each case the allocation of insurance or condemnation proceeds; and any adjustments arising in connection with the Deferred Maintenance Adjustment.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

4.1.5 Payment of Appraisal Expenses. As allowed by applicable law, Owner shall pay all expenses (“Appraisal Expenses”) associated with any Appraisals required to be undertaken in connection with the Property.

4.2 Arbitration of Fair Market and Appraised Value, Deferred Maintenance Adjustment. IF OPTION HOLDER AND OWNER ARE UNABLE TO AGREE IN GOOD FAITH ON THE FAIR MARKET OR APPRAISED VALUE OF THE PROPERTY UNDER THE HOMEOWNER AGREEMENT, OR ON THE AMOUNT OF ANY DEFERRED MAINTENANCE ADJUSTMENT TO BE APPLIED UNDER THE HOMEOWNER AGREEMENT, THE ISSUE WILL BE DETERMINED BY BINDING ARBITRATION BEFORE A SINGLE NEUTRAL ARBITRATOR. THE ARBITRATION WILL BE ADMINISTERED BY THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (OR “JAMS”) OR ITS SUCCESSOR PURSUANT TO ITS STREAMLINED ARBITRATION RULES AND PROCEDURES (OR SUCCESSOR PROCEDURES). THE ARBITRATION FEES (INCLUDING THE FEES OF THE ARBITRATOR) SHALL BE SHARED EQUALLY BY THE OPTION HOLDER AND OWNER. OWNER AND THE OPTION HOLDER SHALL EACH PAY THEIR OWN ATTORNEYS’ FEES INCURRED IN CONNECTION WITH SUCH ARBITRATION.

5.	Events of Default. The occurrence of any of the following shall constitute an event of default by Owner (“Event Of Default”) hereunder:

(a) Failure To Perform. Owner (i) breaches or fails to perform any obligation or covenant under the Homeowner Agreement, including but not limited to (A) failure to honor THE Option Holder’s rights; or (B) failure to cooperate with, or interference with, the Option Holder’s exercise of its Option and purchase of an undivided percentage interest in and to the Property; or (ii) Owner otherwise takes any action to impede the exercise of the Option, or to reject the Option Holder’s rights under the Homeowner Agreement or any of the Homeowner Documents as unenforceable.

(b) Misrepresentation. Owner makes (or has made) any oral or written representation or warranty to the Option Holder that is false or misleading as of the time given, including, without limitation, any breach of the representations and warranties given by Owner in Section 2 above; any misrepresentation or suppression of material fact in connection with the amount or kind of consideration given to Owner in any sale or transfer of the Property, in connection with the condition or value of the Property, or in connection with any financial and other documentation and other information Owner has provided to the Option Holder in applying for or entering into the Homeowner Documents; or Owner fails to correct a material representation that has become untrue and which may reasonably be expected to affect the Property, its value, or the rights of the Option Holder.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

(c) Other Events Of Default. Any and all of the following: (i) any loans that are secured by liens on the Property, whether recorded or unrecorded, become delinquent (whether or not such loans or liens have been approved or subordinated to by the Option Holder); (ii) any taxes on the Property become delinquent; (i) Owner transfers or attempts to transfer the Property or any interest therein, except in accordance with the Homeowner Documents; (iv) Owner ceases to occupy the Property as Owner’s Principal Residence, or leases or rents the Property, or any portion of the Property, without the Option Holder’s express written consent in its reasonable discretion; (v) the Property is used for any commercial purpose (other than a “home office” within the meaning of applicable U.S. tax regulations) or as anything other than a residential dwelling; (vi) Owner fails to maintain, preserve or repair the Property to the standards and in the manner specified in this Agreement; (vii) the total amount of indebtedness secured by the Property exceeds the Permitted Senior Loan Amount; (ix) Owner fails to maintain insurance on the Property as prescribed in this Covenant Agreement; (x) Owner assigns, or attempts to assign or transfer the Option in violation of the Homeowner Agreement; (xi) any event of insolvency of any Owner, including but not limited to the commencement of any bankruptcy proceeding by or against any Owner or the appointment of a conservator of the affairs of any Owner or a receiver for the Property; (xii) the death of the Owner; or (xiii) any other action or event occurs which may reasonably be expected to have a material adverse effect on the Property, the value of the Property, or the rights of the Option Holder.

6.	Acceleration and Right to Compel Sale. Subject in each case to the corresponding provisions set forth in the documentation with respect to any Senior Loans:

(a) The occurrence of one or more of the Events Of Default in Section 5, if material and uncured, shall be deemed a failure of Owner’s performance of Owner’s obligations pursuant to the Homeowner Documents and the Option Holder shall be entitled to demand cure of such Event of Default, and both to exercise its Option and demand performance by Owner of any and all of its obligations under the Homeowner Agreement. The failure of Owner to cure such Event of Default and/or to render full performance of Owner’s obligations under the Homeowner Agreement shall permit the Option Holder to invoke any and all remedies permitted by the Homeowner Documentation.

(b) In furtherance and not in limitation of the foregoing, the occurrence on one or more such Events of Default shall entitle the Option Holder to:

(i)	terminate the Homeowner Agreement, and demand the immediate the return of the Option Consideration and any and all other payments tendered to Owner thereunder;

(ii)	. make Protective Expenditures in connection with any Event Of Default, whether or not the Option Holder is also pursuing any other remedies under this Section 6; and.

(iii)	enter the Property to the extent reasonable or necessary in the Option Holder’s reasonable discretion (i) to conduct inspection(s) and Appraisal(s) of the Property at Owner’s expense, for the purpose of ascertaining the Ending Agreed Value, the Deferred Maintenance Adjustment, if any if any; (ii) to prevent waste of the Property by Owner; and (iii) for any other purpose reasonable and necessary to prevent imminent or continuing harm to or diminution in value of the Property, in the Option Holder’s reasonable discretion.

(c) Owner shall be responsible to pay the Option Holder any damages incurred by the Option Holder arising or relating to Owner’ s Events Of Default hereunder.

(d) Owner and the Option Holder agree that if the Option Holder is not allowed to exercise its rights under the Homeowner Agreement, or if Owner fails to comply with its obligations thereunder, the damages to the Option Holder may be irreparable and extremely difficult to estimate, making money damages or any remedy at law inadequate. Thus, in addition to any other rights and remedies available to it in law, equity or otherwise, the Option Holder shall be entitled to specific performance of the covenants, agreements and rights contained in the Homeowner Documents. Owner and the Option Holder further agree and acknowledge that a violation or threatened violation of the Homeowner Documents Agreement by Owner is likely to cause irreparable injury to the Option Holder and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Option Holder shall thereafter be entitled to obtain immediate and other injunctive relief against the threatened breach of the Homeowner Documents or the continuation of any such breach by Owner, without the posting of a bond or the necessity of proving actual damages.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

(e) The occurrence and continuance of an Event of Default shall further entitle the Option Holder or one of its duly authorized agents may commence to market and sell the Property in an Orderly Sale. Owner will cooperate with the Option Holder in conducting the Orderly Sale, provided that the Option Holder, although only a co-owner of the Property, shall have the sole and exclusive right in its reasonable discretion to market, advertise, list, determine the asking price of, and to solicit, accept, reject or negotiate any offers of sale of the Property, without the consent of Owner. In connection therewith:

(i)	The Option Holder will promptly provide copies of all written offers for sale of the Property to Owner, together with all contracts and other documents related to the prospective sale (including but not limited to listing and commission agreements, inspections, appraisals, escrow instructions, preliminary title reports and other documents and instruments of whatever character).

(ii)	Owner shall obtain a standard pest report and standard contractor’s inspection report in connection with the Property, at Owner’s sole expense, (or, alternatively, the Option Holder may obtain such reports at Owner’s expense), and deliver these reports to the Option Holder no later than twenty-one (21) days prior to the proposed closing of the sale. These reports shall be used by the Option Holder to review the terms of the sale, and, along with other reports deemed necessary by the Option Holder, for the Option Holder’s determination of the Deferred Maintenance Adjustment, if any.

(iii)	The Option Holder may, in its reasonable discretion, provide to Owner one or more proposed date(s) for an Appraisal of the Property, to be performed at Owner’s expense to ascertain the market value and condition of the Property, including the Option Holder’s determination of the Deferred Maintenance Adjustment, if any.

(f) The right to have sole and exclusive use of occupancy of the Property during an Orderly Sale shall be subject to the discretion of the Option Holder.

(g) The remedies set forth in this Section 6 shall be concurrent, cumulative and not exclusive to the extent permitted by law. Every right, power and remedy granted to the Option Holder in the Homeowner Documents shall be in addition to all those rights, powers and remedies granted to the Option Holder at law or in equity or by statute, and each such right, power and remedy may be exercised from time to time and as often and in such order as may be deemed expedient by the Option Holder to the extent permitted by law, and the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. An election by the Option Holder to pursue an Option exercise and Orderly Sale will not be deemed to constitute the Option Holder’s waiver or consent to any Event(s) Of Default (whether prospective or retrospective), nor a waiver of any of the Option Holder’s other rights and remedies under the Homeowner Documents.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

7.	MISCELLANEOUS PROVISIONS

7.1.	Indemnification By Owner. Owner hereby agrees to indemnify and hold the Option Holder harmless from, and against, any and all claims, damages, liabilities, actions and expenses (including, without limitation, Attorneys’ Fees) of every kind arising out of or relating to: (a) a breach of any of Owner’s covenants, representations or warranties under the Homeowner Documents; (b) any act or omission by Owner or Owner’s agents; or (c) the Property.

7.2.	Covenants To Run With Land. The provisions of the Homeowner Agreement are deemed to be covenants running with the land as reflected in the Homeowner Recorded Memorandum of Agreement. The interpretation of the phrase “covenants running with the land” shall be within the meaning of the applicable law of the state where the Property is located so as to give it the broadest possible application.

7.3.	Relationship. The Option Holder shall not be deemed a partner, joint venturer, trustee, lender or fiduciary with, or of, Owner. Owner shall not be permitted to execute any document or enter into any agreement on behalf of the Option Holder, nor shall Owner be permitted to make any representation on behalf of the Option Holder or to represent Owner as the agent or representative or partner of the Option Holder. The Option is intended to and shall be treated for all purposes (including, without limitation, tax purposes) as an option to purchase an undivided percentage interest in and to the Property, and not as a purchase (unless and until Option exercise), loan, or joint venture. Owner expressly waives any claims against any of the Option Holder’s agents, assignees, affiliates, employees or funding sources not a signatory hereto.

7.4.	Delegation of Duties. The Option Holder may execute any of its duties under this Covenant Agreement by or through agents, employees or attorneys-in- fact; shall be entitled to advice of counsel concerning all matters pertaining to such duties; and any actions taken on advice of counsel shall be deemed taken in good faith. The Option Holder shall not be responsible for the negligence or misconduct of any agent, employee, or attorney-in-fact that it selects as long as the Option Holder’s selection was made without gross negligence or willful misconduct.

7.5.	Successors and Assignees. This Covenant Agreement shall be binding on Owner’ s and the Option Holder’s successors and assignees, but may not be assigned contrary to the following express provisions:

7.6.	Assignment by the Option Holder. (i) The Option Holder may assign, participate, hypothecate, or sell, in whole or in part, the Option Holder’s right and title to, and interest in, the Homeowner Documents to any affiliate without prior notice to, or consent of Owner. In connection with any assignment, the Option Holder may in its reasonable discretion disclose any and all documents and information in its possession relating to Owner and the Property, subject to its assignee’s agreement to continue to observe the Option Holder’s policies regarding privacy and disclosure of personal and financial information and applicable privacy laws or provide disclosure to Owner and an opportunity for Owner to opt in or out in compliance with applicable law. Upon such assignment, the Option Holder’s (or any future) assignee shall automatically be delegated all the duties, and assume all the rights and remedies of, the Option Holder under the Homeowner Documents. The Option Holder and Owner shall execute and deliver in recordable form, if requested, such other documents as are appropriate to reflect the assignment of the Homeowner Documents. The Option Holder and Owner agree to cooperate with such assignee and execute such additional documents as may be necessary to insure assignee’s interest in the Property. The Option Holder shall notify Owner no later than 60 days after the effective date of any such assignment.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

7.7.	Owner Assignments. Absent the Option Holder’s prior written consent, Owner may not assign or otherwise transfer the Homeowner Documents.

7.8.	Survival. The following provisions, without limitation, shall survive the Expiration Date or any other termination of the Homeowner Documents: (a) the indemnification provisions set forth in any of the Homeowner Documents; (b) obligations to pay any and all Protective Expenditures; (c) obligations to remove any liens on the Property and pay any costs or expenses properly chargeable to Owner in connection with a third party sale to the extent not discharged through Escrow; (d) the obligation to pay any Appraisal Expenses; (e) any and all covenants, representations and warranties of Owner; and (f) any and all other provisions which are required by their terms to be enforceable following expiration or termination, including, without limitation, provisions prescribing monetary remedies, fees, costs and expenses owed by Owner in connection with any Event Of Default hereunder.

7.9.	Injunction. Notwithstanding anything to the contrary in the Homeowner Documents or otherwise, if the Option Holder is stayed or enjoined from exercising the Option, commencing or initiating Option exercise or purchase procedures hereunder (whether as a result of Owner’s bankruptcy or otherwise), or enforcing any other of the Option Holder’s rights under the Homeowner Documents, the Option Holder’s rights shall not expire, and any deadline or notice period prescribed in the Homeowner Documents which the Option Holder is prevented or prohibited from observing by operation of law or by court order, shall automatically be stayed for the duration of such stay, injunction or legal prohibition.

7.10.	Choice of Law; Venue. The Homeowner Documents shall be determined under, governed by, and construed in accordance with the laws of the jurisdiction in which the Property is located, without regard to its conflict of law principles, unless the law of the jurisdiction where the property is located mandatorily governs, in which case the laws of such jurisdiction shall apply. The parties agree that all actions or proceedings arising in connection with the Homeowner Documents shall be litigated or arbitrated only in the state and federal courts located in. Owner waives any right to assert the doctrine of forum non conveniens or to object to such venue.

7.11.	Further Assurances. The parties agree, from time to time, as and when requested by any other party to the Homeowner Documents or its successors or assignees to execute and deliver, or cause to be executed and delivered, all such instruments; and take, or cause to be taken, all such further or other actions as may be reasonably necessary or desirable in order to implement the provisions and to effect the intent and purposes of the Homeowner Documents.

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

7.12.	Reliance by the Option Holder. The Option Holder shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Option Holder, and counsel to Owner. The Option Holder shall in all cases be fully indemnified by Owner under the Homeowner Documents where the Option Holder’s action, or refusal to act, is in response to a request of or the consent of the Owner, and such request and any action taken or failure to act by the Option Holder pursuant thereto shall be binding upon the Owner. The transmission or delivery of written materials to the Option Holder shall constitute a representation and warranty by Owner as to the accuracy and completeness of the information contained therein.

7.13.	Severability; Waivers. Each provision of the Homeowner Documents shall be severable from every other provision for the purpose of determining the legal enforceability of any provision. No waiver by the Option Holder of any of its rights or remedies in connection with the Homeowner Documents shall be effective unless such waiver is in writing and signed by the Option Holder and Owner, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay or waiver by the Option Holder in exercising any right shall be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse. To the extent that enforcement of any provision, or exercise of any right, under the Homeowner Documents is held to be invalid or stayed or enjoined by a court of competent jurisdiction, then such provision shall be considered separately and apart from the remaining provisions, and any and all other remaining provisions shall continue to be fully enforceable under applicable law.

7.14.	Notices. Any notice, demand or request required under the Homeowner Documents shall be given in writing by delivery to either the mailing address set forth in the Homeowner Documents by overnight delivery by a nationally recognized overnight courier service and may also be given to Owner by electronic mail transmission to the electronic mail address specified for Owner in the Homeowner Agreement.

7.15.	Entire Agreement; Amendment. The Homeowner Documents and the other written agreements made by and between Owner and the Option Holder as of the Effective Date together constitute the entire agreement between the parties pertaining to the subject matter contained in them. Except as expressly agreed in writing, all prior agreements, understandings, representations, warranties, statements, and negotiations between the parties, if any, whether oral, electronic or written, relating to the Property, the Option, the The Homeowner Documents, and the transaction which is the subject matter thereof, including but not limited to any and all offer letters, terms sheets and earlier drafts and versions of other documents and agreements, are superseded and merged into the Homeowner Documents as executed as of the Effective Date.

7.16.	Third-Party Beneficiaries. The Homeowner Documents are entered into for the protection and benefit of the Option Holder and Owner and their respective permitted successors, affiliates and assignees with regard to their respective present and contingent ownership interests in the Property. No other Person shall have any rights or causes of action under the Homeowner Documents.

7.17.	Counterparts; Electronic Signatures. The Homeowner Documents may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same agreement. A signed copy of any of the Homeowner Documents which is transmitted by a party to another party via facsimile or by electronic means shall be binding on the signatory to that copy.

7.18.	WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE OPTION HOLDER AND OWNER HEREBY VOLUNTARILY, UNCONDITIONALLY AND IRREVOCABLY WAIVE TRIAL BY JURY UNDER ALL CIRCUMSTANCES WHETHER IN ANY LITIGATION OR PROCEEDING IN A STATE OR FEDERAL COURT RELATED TO, OR ARISING OUT OF, THE HOMEOWNER DOCUMENTS OR THE OBLIGATIONS OR TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, ALL CLAIMS OR DISPUTES HOWEVER ARISING (INCLUDING TORT CLAIMS AND CLAIMS FOR BREACH OF DUTY) BETWEEN THE OPTION HOLDER AND OWNER.

[Signature Pages Follow]

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

Intending to be legally bound, the Parties have executed this Agreement as of the Effective Date by their signatures below.

Nada Homeshares LLC (the Option Holder)

By:
Name:
Title:

Address:

Acknowledgement Form

State of ______________________

County of ____________________

On the _______day of ___________ in the year_____, before me, the undersigned notary public, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

______________________________________

Notary Public

Print Name: ____________________________

Jurisdiction: ____________________________

My Commission Expires: __________________

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

(Owner(s))

By:
Name:
Title:

Address:

Acknowledgement Form

State of ______________________

County of ____________________

On the _______day of ___________ in the year_____, before me, the undersigned notary public, personally appeared _________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

______________________________________

Notary Public

Print Name: ____________________________

Jurisdiction: ____________________________

My Commission Expires: __________________

Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement

Exhibit A

PROPERTY DESCRIPTION

That certain real property situated in the City of described as follows:

County:

State:

Block No.:

Lot No.:

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Nada Holdings, Inc. | CONFIDENTIAL		Form Homeshares Covenant Agreement